Exhibit 1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Gambling.com Group Limited. Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the equity securities of Gambling.com Group Limited beneficially owned by each of them and further agree that this Joint Filing Agreement be included as an exhibit to such Schedule 13G and any amendments thereto.

In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 14th day of November, 2024. This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

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Dated: November 14, 2024	Mark Blandford

/s/ Mark Blandford

Hay On Wye Investments

	By:	/s/ Mark Blandford
	Name:	Mark Blandford
	Title:	Director

Boatside Investments Limited

	By:	/s/ Mark Blandford
	Name:	Mark Blandford
	Title:	Director

[Signature page to Schedule 13G/A September 2024 – Joint Filing Agreement]